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                                                                   EXHIBIT 24(C)

                        CONSENT OF INDEPENDENT AUDITORS

Stockholders and Board of Directors
The Putnam Trust Company of Greenwich

  We consent to the incorporation by reference in this Annual Report (Form F-2) of The Putnam Trust Company of Greenwich of our report dated January 23, 1995, except with respect to Note L as to which the date is March 27, 1995, included in the Annual Report to Shareholders of The Putnam Trust Company of Greenwich and subsidiaries.

  Our audits also included the financial statement schedules of The Putnam Trust Company of Greenwich and subsidiaries listed in Part IV Item 1l(a)(l). These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the consolidated financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

                                          Ernst & Young LLP

Stamford, Connecticut
May 9, 1995